Exhibit 5.1

August 20, 2012

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Registration Statement on Form S-3 of

Domtar Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), which includes a prospectus, dated August 20, 2012 (the “Prospectus”), relating to the offer and sale by Domtar Corporation, a Delaware corporation (the “Company”), of senior notes of the Company (the “Securities”). The Securities will be fully and unconditionally guaranteed (the “Guarantees”) by the Guarantors listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”).

The Securities will be issued pursuant to the Indenture, dated November 19, 2007, among the Company, Domtar Paper Company, LLC and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated February 15, 2008, the Second Supplemental Indenture, dated February 20, 2008, the Third Supplemental Indenture, dated June 9, 2009, the Fourth Supplemental Indenture, dated June 23, 2011, the Fifth Supplemental Indenture, dated September 7, 2011, the Sixth Supplemental Indenture, dated March 16, 2012 and the Seventh Supplemental Indenture dated May 21, 2012 (collectively, the “Indenture”), in each case among the Company, the subsidiary guarantors party thereto and the Trustee.

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents, and records and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent

Domtar Corporation	2	August 20, 2012

investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee and (vii) the enforceability of the Indenture against the Trustee.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that when (i) the terms of the Securities have been duly authorized and approved by all necessary action of the Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”), (ii) the terms of the Securities have been duly established in accordance with the Indenture and so as not to violate any applicable law

, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and the Prospectus relating thereto and in accordance with the Indenture and any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors, the Securities will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees will be validly issued and will constitute valid and binding obligations of the Subsidiary Guarantors enforceable against each Subsidiary Guarantor in accordance with their terms.

Our opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other laws.

In rendering the opinion expressed above with respect to the Securities and the Guarantees (i) we have relied, as to all matters relating to the laws of the State of Wisconsin, on the opinion of Quarles & Brady LLP, delivered to you today, and (ii) we have relied, as to all matters relating to the laws of the State of Delaware, on the opinion of Richards, Layton & Finger, P.A., delivered to you today.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP
Debevoise & Plimpton LLP

Domtar Corporation	4	August 20, 2012

Schedule A

Subsidiary Guarantor	State of Organization
Ariva Distribution, Inc.	New York
Attends Healthcare Products, Inc.	Delaware
Domtar AI, Inc.	Delaware
Domtar A.W., LLC	Delaware
Domtar Delaware Holdings, LLC	Delaware
Domtar Delaware Investments Inc.	Delaware
Domtar Industries LLC	Delaware
Domtar Paper Company LLC	Delaware
Domtar Wisconsin Dam Corp.	Wisconsin
EAM Corporation	Delaware
E.B. Eddy Paper, Inc.	Delaware